Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

David Schummers

Director of Investor Relations

408-548-6500

dschummers@kyphon.com

Kyphon Reports First Quarter 2004 Financial Results

SUNNYVALE, Calif., April 28, 2004 – Kyphon Inc. (Nasdaq: KYPH) today announced financial results for the first quarter ended March 31, 2004. For the quarter, the Company reported net sales of $44.4 million, an increase of 77% over $25.1 million in net sales reported in the first quarter of 2003. Net income for the quarter was $4.8 million, or $0.11 per fully-diluted share, which compares to net income of $0.5 million, or $0.01 per fully-diluted share, reported in the first quarter of 2003. Kyphon’s first quarter 2003 net income included a $0.6 million purchased in-process research and development expense related to the Company’s purchase of Sanatis GmbH.

“I am proud of the financial and business performance of Kyphon during the first quarter as we delivered a strong start to 2004,” commented Richard Mott, President and Chief Executive Officer of Kyphon. “We achieved significant sales growth in our core market of osteoporosis-related spinal fractures and leveraged our business to report solid earnings progress. In addition, our sales force expansion, surgeon training, and reimbursement efforts around the world advanced according to our plan.

“The most significant milestone for Kyphon over the past several months was the 510(k) clearance we received from the Food & Drug Administration to market our proprietary KyphX® HV-R™ bone cement for treatment of osteoporosis-related spinal fractures during kyphoplasty. KyphX HV-R bone cement is the first medical device material specifically indicated for treatment of these fractures, which I think is powerful validation of the clinical significance of our technology and the value it brings to patients,” continued Mott.

“We are now able to bring a complete surgical solution to spine specialists and market kyphoplasty and associated outcomes directly in the broader medical community. It is imperative that we invest in these opportunities to grow our business over the long term by expanding our sales organizations and broadening our activities among primary care physicians, patients and caregivers during 2004. In addition, we intend to accelerate and expand our clinical programs in light of this clearance to further promote the clinical value of kyphoplasty in spinal fractures caused by osteoporosis, cancer and trauma.

“All of our efforts and successes thus far in 2004 further our position as a leading company in minimally invasive spinal therapies worldwide. New product development, geographic expansion, and procedural expansion will be critical to our future success and we intend to make the appropriate investments toward these initiatives,” concluded Mott.

Financial Outlook

For 2004, the Company is currently planning for sales in the range of $198 million to $202 million and expects earnings per fully-diluted share to be in the range of $0.36 to $0.41.

Earnings Call Information

Kyphon will host a conference call today at 2:00 p.m. Pacific Daylight Time to discuss its first quarter 2004 and fiscal year 2003 results. A live Webcast of the call will be available from the Company’s corporate website at www.kyphon.com. An audio replay of the call will also be available beginning from 5:00 p.m. Pacific Daylight Time on Wednesday, April 28, 2004 until 9:00 p.m. Pacific Daylight Time on Saturday, May 1, 2004. To access the replay, dial (888) 203-1112 (U.S.) or (719) 457-0820 (International) and enter the confirmation number 470104.

About Kyphon

Kyphon develops and markets medical devices designed to restore spinal function using minimally invasive technology. The Company’s initial products are used in balloon kyphoplasty, a minimally invasive procedure to treat spinal fractures caused by osteoporosis. For more information, visit the company’s web site at http://www.kyphon.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, those that use words such as “believes,” “expects,” “anticipates,” “hopes,” “intends,” “plans,” “projects,” and words of similar effect, and specifically include the Company’s future financial projections and anticipated business direction and performance. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Future Operating Results,” commencing on page 32 of Kyphon’s annual report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 10, 2004. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Kyphon and KyphX are registered trademarks, and HV-R is a trademark, of Kyphon Inc.

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KYPHON INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Net sales	$44,433	$25,137
Cost of goods sold	4,917	3,350

Gross profit	39,516	21,787

Operating expenses:
Research and development	4,523	3,010
Sales and marketing	22,024	14,461
General and administrative	5,191	3,422
Purchased in-process research and development	—	636

Total operating expenses	31,738	21,529

Income from operations	7,778	258
Interest income (expense) and other, net	235	283

Net income before income taxes	8,013	541
Provision for income taxes	3,200	—

Net income	$4,813	$541

Net income per share:
Basic	$0.12	$0.01

Diluted	$0.11	$0.01

Weighted-average shares outstanding:
Basic	39,761	37,566

Diluted	43,332	40,895

KYPHON INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands, except per share amounts)

	March 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$64,844	$57,494
Investments	16,779	13,456
Accounts receivable, net	27,833	24,632
Inventories	6,819	6,239
Prepaid expenses and other current assets	2,294	3,810
Deferred tax assets	2,171	1,163

Total current assets	120,740	106,794
Investments	11,005	14,529
Property and equipment, net	8,489	6,044
Goodwill and other intangible assets, net	4,599	4,722
Deferred tax assets	19,120	20,462
Other assets	1,584	1,929

Total assets	$165,537	$154,480

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,177	$5,531
Accrued liabilities	16,092	14,699

Total current liabilities	20,269	20,230
Deferred rent	131	—

Total liabilities	20,400	20,230

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share	40	39
Additional paid-in capital	176,448	171,359
Treasury stock, at cost	(201)	(201)
Deferred stock-based compensation, net	(5,125)	(6,435)
Accumulated other comprehensive income	1,870	2,196
Accumulated deficit	(27,895)	(32,708)

Total stockholders’ equity	145,137	134,250

Total liabilities and stockholders’ equity	$165,537	$154,480